Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 4, 2014, relating to the consolidated financial statements of IMRIS, Inc. and subsidiaries (IMRIS Inc.) and the effectiveness of IMRIS Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 40-F of IMRIS, Inc. for the year ended December 31, 2013, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, MN

October 9, 2014